Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, CEO Howard B. Johnson, President & CFO (203) 498-4210

Vion Initiates Phase I/II Trial of CLORETAZINETM (VNP40101M) in
Chronic Lymphocytic Leukemia and Richter's Syndrome

NEW HAVEN, CT, JULY 26, 2005 — VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP: VION) announced today that the Company had initiated a Phase I/II trial of its anticancer agent CLORETAZINE™ (VNP40101M) as a single agent in refractory or relapsed chronic lymphocytic leukemia (CLL) and Richter's Syndrome. Enrollment of patients began at the University of Texas M.D. Anderson Cancer Center's Department of Leukemia under the direction of Susan O'Brien, M.D., Professor of Medicine.

The objectives of the trial are to: (i) determine the toxicities and maximum tolerated dose (MTD) of CLORETAZINE™ (VNP40101M) in patients with CLL or Richter's Syndrome who have failed a fludarabine-based regimen, and (ii) observe efficacy of CLORETAZINE™ (VNP40101M) given at the MTD in the same patient population.

The American Cancer Society estimates that 9,730 patients will be diagnosed in the United States with CLL in 2005 and 4,600 patients will die from the disease. In CLL, the bone marrow makes too many lymphocytes (a type of white blood cell). As the amount of lymphocytes increases, there is less room in the blood and bone marrow for healthy white blood cells, red blood cells and platelets. This may result in infection, anemia and bleeding, and ultimately, in death. A small proportion of CLL patients develop Richter's Syndrome, in which the disease progresses to what is more characteristic of an aggressive lymphoma.

Dr. O'Brien stated, "Options for treatment of patients with refractory or relapsed CLL are limited at this time. We are hopeful that CLORETAZINE™ (VNP40101M) can achieve meaningful remissions in this setting."

Ann Cahill, Vion's Vice President, Clinical Development added, "In the past, alkylating agents have played a significant role in the treatment of CLL. Our collaboration with the M.D. Anderson Cancer Center in this Phase I/II trial will give us an opportunity to evaluate CLORETAZINE™ (VNP40101M), a novel agent from the sulfonylhydrazine class of alkylators, in the setting of refractory disease. The trial is an important addition to our clinical development program in hematologic malignancies."

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in clinical trials: CLORETAZINE™ (VNP40101M), a unique sulfonylhydrazine alkylating agent is being evaluated in five clinical trials, including a Phase III trial in combination with Ara-C in relapsed acute myelogenous leukemia, and Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in combination with gemcitabine in a Phase II trial in pancreatic cancer, and additional trials sponsored by the National Cancer Institute. In preclinical studies, Vion is also evaluating KS119W, hypoxia-selective compounds from the sulfonylhydrazine class, and heterocyclic hydrazones. The Company also is seeking development partners for TAPET®, its modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2004. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.